Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Announces Chief Financial Officer Transition

IRVINE, Calif., March 12, 2015 - Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that Shelley Thunen, Chief Financial Officer, has decided to resign from her position in order to spend more time with family and pursue other personal interests. Ms. Thunen will continue to serve as the Company’s Chief Financial Officer through the recruitment and transition process to a new CFO and will remain available to the Company as long as required to ensure a smooth and complete transition.

John McDermott, Chairman and Chief Executive Officer of Endologix, said, “On behalf of the entire Endologix team, I would like to thank Shelley for her dedication and contributions to the growth of Endologix over the past few years. During this time, we raised additional capital, expanded our global infrastructure, and continued to gain market share with our EVAR and EVAS platforms. I appreciate her commitment to the transition process and wish her the very best in her future endeavors.”

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

# # #